UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2012

LVB ACQUISITION, INC.

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Indiana	000-54505 001-15601	26-0499682 35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Senior Secured Asset-Based Credit Facilities

On November 14, 2012, LVB Acquisition, Inc., Biomet, Inc. (“Biomet”), Biomet Global Supply Chain Center B.V. (“GSCC”) and certain of Biomet’s subsidiaries entered into a credit agreement (“Credit Agreement”) and related security and other agreements for a senior secured asset-based revolving credit facility with Bank of America, N.A., as administrative agent and collateral agent. The Credit Agreement provides senior secured financing of up to $500.0 million, subject to borrowing base limitations. Under the Credit Agreement there is (i) a U.S. subfacility in an aggregate principal amount of up to $400 million and (ii) a Dutch subfacility in an aggregate principal amount of up to the Euro equivalent of $100.0 million. Biomet and its wholly-owned domestic subsidiaries are the borrowers under the U.S. subfacility and GSCC is the borrower under the Dutch subfacility.

The U.S. borrowing base at any time will equal the sum of 85% of eligible accounts receivable and 85% of the net orderly liquidation value of eligible inventory (not to exceed 65% of the borrowing base), less certain reserves and subject to certain limitations on eligible consignment inventory and accounts receivable owed by non-U.S. persons. The Credit Agreement includes a $100 million U.S. sublimit for letters of credit under the U.S. subfacility and the euro equivalent of $25.0 million sublimit for letters of credit under the Dutch subfacility. Under the U.S. subfacility there is also a swingline sublimit for same-day borrowings of up to the lesser of (i) $50.0 million and (ii) the aggregate principal amount of the commitments under the U.S. sub-facility. At the closing of the transactions, we borrowed approximately $80.0 million under the U.S. subfacility to repay obligations under our existing ABL credit agreement entered into on September 25, 2007.

Borrowings under the Credit Agreement bear interest at a rate per annum dependent upon the average availability of the applicable subfacility as set forth in the following pricing grid:

Average Availability	Adjusted Eurocurrency Rate for Loans and Letter of Credit Fees	Base Rate
≥66 2/3%	1.75%	0.75%
<66 2/3% but ≥33 1/3%	2.00%	1.00%
<33 1/3%	2.25%	1.25%

In addition, the borrowers are required to pay a commitment fee of (i) 0.25% per annum if the amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the senior secured asset-based revolving credit facility exceed 50% of the commitment amount, and (ii) if otherwise, 0.375% per annum, on the average daily unused portion of the senior secured asset-based revolving credit facility, payable quarterly in arrears.

The senior secured asset-based revolving credit facility will mature on July 25, 2017; provided, however, that if as of December 23, 2014, there is an outstanding aggregate principal amount of non-extended U.S. dollar and euro term loans in excess of $200 million under our cash flow credit agreement, then the loans under the Credit Agreement will mature on December 24, 2014.

The foregoing description of our senior secured asset-based revolving credit facility is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Document

10.1	ABL Credit Agreement dated as of November 14, 2012, among Biomet, Inc., LVB Acquisition, Inc., Bank of America, N.A., and each of the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: November 19, 2012

LVB ACQUISITION, INC.

/s/ Daniel P. Florin
By: Daniel P. Florin
Its: Senior Vice President and Chief Financial Officer

BIOMET, INC.

/s/ Daniel P. Florin
By: Daniel P. Florin
Its: Senior Vice President and Chief Financial Officer